                                  Exhibit 10.17

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into effective this 9th day of August, 1995, by and between ALAN C. MALTZ ("Employee") and BRITE VOICE SYSTEMS, INC., a Kansas corporation ("Brite").

     WHEREAS, pursuant to an Agreement and Plan of Reorganization and Merger dated May 24, 1995 (the "Merger Agreement"), Telecom Services Limited (U.S.), Inc., Telecom Services Limited (West), Inc., TSL Software Services, Inc. and TSL Management Group, Inc. (the "TSL Companies") have been merged into Brite (the "Mergers");

     WHEREAS, Employee was an executive officer and substantial shareholder of the TSL Companies;

     WHEREAS, Brite desires to engage Employee to perform services for Brite and Employee desires to perform such services on the terms and conditions set forth herein;

     WHEREAS, Brite and each of the TSL Companies has, through the expenditure of substantial amounts of effort and money, developed or acquired certain confidential information and trade secrets which have become of great value in amassing its customers, establishing its good will, and maintaining its operations, and each such company has at all times kept its confidential information and trade secrets confidential, and such information and secrets have given such company a decided competitive advantage over others engaged in the same type of business; and

     WHEREAS, the parties desire to preserve and protect for Brite the good will, trade secrets, confidential information, and other intangible assets of Brite and each of the TSL Companies.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the covenants and obligations herein contained, the parties agree as follows:

     1. EMPLOYMENT. Brite hereby employs Employee on a full-time basis to serve as Executive Vice President of Brite in charge of Brite's TSL operating division ("TSL") and to perform such acts and duties and furnish such services to Brite as Brite, consistent with Employee's position as Executive Vice President, shall, from time to time, reasonably direct and Employee shall report directly to the Chief Executive Officer of Brite. Employee shall use his best and diligent efforts on a full-time basis to promote the best interests of Brite. Employee shall be required to perform his duties hereunder principally in the New York City/Northern New

Jersey metropolitan area and shall not be required to relocate from such metropolitan area.

     2.   COMPENSATION AND BENEFITS.

          2.1 SALARY. From the Effective Date of this Agreement through December 31, 1995, Employee shall be compensated at an annual rate of $200,000, payable in accordance with Brite's customary payroll policies in effect at the time of payment ("Base Pay"). Base Pay shall be increased to an annual rate of $205,000 as of January 1, 1996 and shall be further increased to an annual rate of $215,250 as of January 1, 1997.

          2.2  INCENTIVE COMPENSATION.

          (a) Employee shall receive annual bonus compensation pursuant to the terms of this Section 2.2. For the period from the date of this Agreement to December 31, 1995, Employee will receive an incentive bonus at an annualized rate of $85,000 ("Base Bonus") if TSL meets a mutually agreed upon financial performance target for the subject fiscal year established during the annual budget preparation of Brite for such subject fiscal year, which Base Bonus will be reduced on a sliding scale basis if targeted performance is not met, to 0% of the Base Bonus if TSL fails to meet the financial performance target by 25% or more, and increased on a sliding scale basis, to a maximum of 200% of the Base Bonus if TSL exceeds the financial performance target by 25% or more. The Base Bonus shall be increased to $87,125 as of January 1, 1996 for the year ending December 31, 1996 and shall be further increased to $91,481.25 as of January 1, 1997 for the year ending December 31, 1997.

          (b) Each month during the period from the date of this Agreement through the later of (i) December 31, 1996, and (ii) the last day of the sixteenth month after the date of this Agreement, Employee shall be paid a non-refundable advance in an amount equal to 1/12th of the Base Bonus for the year in progress. Such payments shall be made on the second payroll date of each month commencing with the first month following the execution of this Agreement. Each such advance under this clause (b) shall be non-refundable to Brite, regardless of TSL's financial performance during each such year.

          (c) Payments of any additional annual bonus compensation due Employee under this Section 2.2 beyond amounts paid under Section 2.2(b) shall be made by April 10 of each year with respect to the bonus compensation due Employee for the immediately preceding fiscal year of Brite.

          2.3 VACATION. Employee shall be entitled to at least three weeks of paid vacation per calendar year, to be utilized pursuant to the reasonable policies established and/or modified by Brite from time to time.

          2.4 OTHER BENEFITS. Employee will be entitled to a car allowance of $600 per month and to participate in Brite's standard benefits provided to other employees of similar responsibility with Brite as established and/or modified by Brite from time to time, including, but not limited to, life insurance, health insurance, and dental insurance.

          2.5 BUSINESS EXPENSES. Pursuant to Brite's customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all reasonable expenses properly incurred by him on Brite's behalf in the performance of his duties hereunder.

     3.   TERM AND CANCELLATION.

          3.1 TERM. The Employment Period shall commence on the date hereof and shall continue until December 31, 1997, unless earlier terminated pursuant to Section 3.2 below (the "Employment Period").

          3.2  TERMINATION.

          (a) The employment of Employee and the obligations of Brite under this Agreement may be terminated by Brite at any time for "Cause". Termination for Cause shall mean termination only for one or more of the following reasons: (i) misappropriation of corporate funds; (ii) conviction of a felony, any crime involving theft or dishonesty, or conviction of a misdemeanor involving moral turpitude; (iii) willful failure by Employee to devote substantially his full business time to Brite; (iv) willful violation of reasonable directions of the Board of Directors which are consistent with Employee's duties hereunder; (v) death of Employee; (vi) Employee's inability substantially to carry out his obligations hereunder for a period of 120 consecutive days or for a period of 180 days during any period of 270 consecutive days by reason of a Disability (as hereinafter defined); or (vii) material breach by Employee of a provision of either Section 4 or Section 5 hereof. For purposes of this Agreement, "Disability" shall mean the physical, emotional or mental illness or incapacity of the Employee, such that in the judgment of a physician (in the case of a physical illness) or a psychiatrist or psychologist (in the case of a mental or emotional illness), who shall be chosen by the Employee and be reasonably satisfactory to Brite, the Employee shall be unable to perform his duties as Executive Vice President, as contemplated by this Agreement.

          If Brite elects to terminate the employment of Employee for Cause, it shall do so by giving at least five business days written notice thereof to Employee, which notice shall set forth the effective date of termination; provided, however, that termination of employment shall be deemed to have occurred automatically on the date of death of Employee. If Brite seeks to terminate the employment of Employee for Cause, based upon the occurrence of any of the events described in clause (iii), (iv) or (vii) above, the written notice of termination shall state the acts or omissions on the part of Employee which constitute Cause pursuant to clause (iii), (iv) or (vii) above, in order to give Employee a reasonable opportunity to correct such acts or omissions within 14 days following the giving of such notice, and if such acts or omissions are corrected within such period of time, then the notice of termination shall not become effective. If Brite at any time terminates this Agreement for Cause, Employee shall not be entitled to any compensation or incidental benefits from Brite, except for such amount of his salary, incidental benefits and non-refundable advance due to Employee under Section 2.2 hereof, that are due and payable to him hereunder on the date of termination.

          (b) Employee shall have the option to terminate this Agreement, upon 30 days written notice to Brite, if Brite materially breaches this Agreement, including, without limitation, Brite makes a material change in the duties and responsibilities of Employee inconsistent with Employee's position as Executive Vice President and his duties and responsibilities hereunder, including a relocation of Employee from the New York City/Northern New Jersey metropolitan area, changes in conditions of employment which are in the aggregate material, or Brite's material failure to support TSL's business.

          If Employee's employment is terminated pursuant to this subparagraph
     (b), Employee shall be entitled to receive, as severance, Employee's Base Pay and Base Bonus as would otherwise have been paid through December 31, 1997 had Employee remained employed by Brite through December 31, 1997 and TSL achieved its financial performance targets established pursuant to
     Section 2.2(a), such severance to be paid in installments in the same manner as Employee's compensation has theretofore been required to have been paid, at the regular pay periods of Brite, less legally required payroll deductions. For purposes of the restrictive covenants set forth in
     Section 5 hereof only, Employee's employment with Brite shall be deemed to be continuing throughout the period during which Brite makes the severance installment payments contemplated by this subparagraph (b). In addition to the severance payments provided for herein, Brite shall pay to Employee the non-refundable advance due to Employee under Section 2.2 hereof, if any, calculated through the end of the last full month of employment completed as of the date of termination and the incidental benefits that are due and payable to him hereunder on the date of termination of his employment.

          (c) All obligations of Employee under Sections 4 and 5 hereof shall continue, in accordance with their terms, in spite of any termination of this Agreement.

     4.   CONFIDENTIAL INFORMATION.

          4.1  ACKNOWLEDGEMENT.  Employee acknowledges that:

          (a)  Brite's products and services are highly specialized items;

          (b) the identity and particular needs of Brite's customers are not generally known in the industries of which Brite's businesses are a part;

          (c) documents and information regarding Brite's methods of production, sales, pricing, costs, and the identity and specialized requirements of Brite's customers, are highly confidential and constitute trade secrets; and

          (d) Brite has a legitimate need to protect the confidentiality of Confidential Information (as hereinafter defined).

          4.2 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, the term "Confidential Information" shall be defined as follows:

          Information of Brite related to the conduct by Brite of its business not otherwise publicly disclosed or publicly available (whether or not discovered or developed by Employee) and known by Employee as a consequence of Employee's employment with Brite. Without limiting the generality of the foregoing, such proprietary information shall include information not generally known in the industry or related industries, which concerns (a) customer lists of Brite; (b) computer programs and facilities of Brite; (c) the identity of specialized consultants and contractors and Confidential Information developed by them for Brite; (d) operating and other cost data, including information regarding salaries and benefits of employees of Brite; (e) cost and pricing data of Brite; (f) acquisition, expansion, marketing, financial and other business plans of Brite; (g) Brite manuals, files, records, memoranda, plans, drawings and designs, specifications and computer programs and records, whether or not legended or otherwise identified as Confidential Information; and (h) all information which is a "trade secret" of Brite as defined in the Uniform Trade Secrets Act as adopted in Kansas at K.S.A. 60-3320.

          Notwithstanding the foregoing, Confidential Information shall not include information which Employee can demonstrate, or Brite agrees, (a) is previously known on a non-confidential basis by the Employee or that later becomes published or otherwise generally known in the industry without breach of this Agreement by Employee; (b) is in the public domain through no fault of the Employee; (c) is later lawfully acquired by Employee from sources other than Brite; or (d) is, at the time of its disclosure to Employee, known to Employee independently of any previously disclosed Confidential Information.

          4.3 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During Employee's employment with Brite, Employee will have access to and become familiar with Confidential Information of Brite. Employee acknowledges that such Confidential Information is owned and shall continue to be owned solely by Brite. During the term of Employee's employment with Brite and after termination of such employment, Employee shall not use or divulge Confidential Information to any person or entity other than Brite, or persons expressly designated by Brite or as otherwise would be necessary to disclose in the ordinary course of his employment with, and in furtherance of, the business of Brite. Notwithstanding the foregoing, Employee may disclose Confidential Information if and to the extent he is compelled to do so by judicial or administrative process, or by other requirements of law.

          4.4 RETURN OF DOCUMENTS. Upon termination of Employee's employment with Brite, all procedural manuals, guides, specifications, plans, drawings, designs, records, lists, notebooks, diskettes, customer lists, pricing documentation and similar documentation which is or contains Confidential Information, including all copies thereof, in the possession or control of Employee, whether prepared by Employee or others, shall be forthwith, upon request by Brite, delivered by Employee to Brite.

     5.   RESTRICTIVE COVENANTS.

          5.1  NONCOMPETITION.  Employee covenants and agrees that:

          (a) During Employee's employment with Brite, whether during the Employment Period or thereafter, and following the date of termination of Employee's employment with Brite if such termination was other than pursuant to Section 3.2(b) hereof, for a period of three years and, if Employee has been an employee of Brite for less than a full year at the time of termination of employment, a number of days equal to the difference between 365 and the number of days elapsed from the date of this Agreement to the termination date, Employee shall not in any manner compete with Brite with respect to any line of business conducted by Brite during Employee's employment with Brite ("Prohibited Business").

          (b)  If Employee's employment with Brite is terminated pursuant to
     Section 3.2(b) above, Employee shall not in any manner compete with Brite with respect to a Prohibited Business throughout the period during which Brite pays Employee the severance payments provided for in Section 3.2(b) hereof. In addition, Brite shall have the option of extending such period of noncompetition to the fourth anniversary of the date of this Agreement, provided, however, such agreement of Employee so not to compete is conditioned on Brite's payment in monthly installments, and shall be effective only for so long as Brite makes such payments, on an annualized basis of an amount equal to the product of (I) such employee's Base Pay plus his Base Bonus (both as in effect on December 31, 1997, as if Employee had remained employed by Brite through such date and TSL achieved its financial performance targets established pursuant to Section 2.2(a), multiplied by (II) a fraction (i) the numerator of which is the difference between $20,000,000 and the aggregate net proceeds received by Employee, Scott Maltz, and Stephen Rockoff from sales of Brite's stock (after deducting all taxes, fees and expenses incurred in connection with such sales) from the closing of the Mergers to December 31, 1997, and (ii) the denominator of which is $20,000,000.

          (c) The foregoing covenants shall prevent Employee, directly or indirectly, on Employee's own behalf or as an employee, officer, agent, director, partner, consultant, lender, or advisor, during the period covered by this Section 5, from forming, owning, joining, controlling, financing, or otherwise participating in the ownership or management of, or being otherwise affiliated with, any person or entity engaged in a Prohibited Business during the period covered by this Section 5. During the period covered by this Section 5, Employee shall not permit any person or entity (other than Brite) of which Employee is a shareholder or partner or in which Employee has an ownership interest, to engage in a Prohibited Business. Notwithstanding any other provision herein, the parties agree that Employee may, during the period covered by this Section 5, invest Employee's personal, private assets as a passive investor in not more than one percent of the total outstanding shares of any publicly traded company engaged in a Prohibited Business, so long as Employee does not participate in the management or operations of the affairs of such company.

          5.2 SOLICITATION OF EMPLOYEES. During the period in which the noncompetition provision set forth in Section 5.1(a) or 5.1(b) shall be in effect, Employee shall not, without the prior written approval of the Chairman of the Board of Directors of Brite, directly or indirectly solicit, any person who presently is, or at any time during the Employment Period shall be an employee of Brite (other than secretarial and other personnel whose duties are ministerial in nature), to become employed by any other person, firm, or corporation in any business which is a Prohibited Business.

          5.3 SOLICITATION OF CUSTOMERS. During a four-year period following termination of Employee's employment with Brite, regardless of the basis for such termination, Employee shall not directly or indirectly, on behalf of himself or any other person or entity, solicit any person, corporation, firm, or other entity who is or was a customer of Brite during the period of five years prior to the termination of Employee's employment for purposes of obtaining business which would constitute a Prohibited Business.

          5.4  REASONABLENESS OF RESTRICTIONS, REFORMATION, AND SEVERABILITY.

          (a)  Employee has carefully read and considered the provisions of this
     Section 5 and, having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restriction and the scope of the restriction, are fair and reasonable and are reasonably required for the protection of the interests of Brite.

          (b) In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 5 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 5 relating to the time period and/or scope of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or geographical area as such court deems reasonable and enforceable, said time period, scope and/or geographical areas of restrictions shall be deemed to become and thereafter be the maximum time period, scope and/or geographical area which such court deems reasonable and enforceable.

          (c) Any provision of this Agreement otherwise prohibited by or unenforceable under any applicable law or public policy in any jurisdiction which cannot be reformed in accordance with the provisions herein, shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement, or shall be deemed to be severed or otherwise modified to conform with such law or public policy; and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law or public policy may be waived, this Agreement shall be deemed to be a waiver thereof. The parties hereto understand and agree that all the covenants set forth herein are and shall be separately enforceable, each to the full extent permitted by applicable law.

     6. REMEDIES. It is agreed that Brite would be irreparably damaged by reason of any violation of the provisions of this Agreement, and that any remedy at law for a breach of the provisions of this Agreement would be inadequate. Therefore, Brite shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against Employee, Employee's agents, employees, affiliates, partners, or other associates, for any breach or threatened breach of this Agreement, without the necessity of proving actual monetary loss. It is expressly understood that the remedy described in this
Section 6 shall not be the exclusive remedy of Brite for any breach of this Agreement, and Brite shall be entitled to seek such other relief or remedy at law or in equity to which it may be entitled as a consequence of any breach of this Agreement.

     7. CONSENT AND WAIVER BY THIRD PARTIES. Employee hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties so as to enable him to accept employment with Brite on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party.

     8. BRITE SUBSIDIARIES. For purposes of this Agreement, "Brite" means Brite Voice Systems, Inc. and its subsidiaries.

     9. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.
This Agreement supersedes all employment agreements of any type between Employee and the TSL Companies.

     10. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     11. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of Brite by reorganization, merger or consolidation, or any assignee of all or substantially all of Brite's business and properties. Employee's rights or obligations under this Agreement may not be assigned by Employee, except that Employee's right to any payments to be received hereunder shall pass to Employee's executor, administrator or personal representative.

     12. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     13. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with, and governed for all purposes by, the laws and public policy of the State of Kansas applicable to contracts executed and to be wholly performed within such State.

     14. ATTORNEY'S FEES. Should Brite or Employee bring an action in any Court of competent jurisdiction to enforce any of the provisions hereof, and prevail on any aspect of such action, then such prevailing party shall be awarded the reasonable attorney's fees incurred by reason of such action.

     15. FURTHER ASSURANCES. Each of the parties agrees to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, at any time and/or from time to time, as the case may be, all such further acts, documents, transfers, conveyances, and/or assurances as may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.

     IN WITNESS WHEREOF, this Employment Agreement has been entered into as of the date first set forth above.

                         BRITE VOICE SYSTEMS, INC.



                         By DONALD R. WALSH
                            -------------------------------------
                            Donald R. Walsh,
                            Executive Vice President



                         Alan C. Maltz
                         ----------------------------------------
                                   ALAN C. MALTZ